Exhibit 10.1

April 29, 2024

Nimrod Ben-Natan

Re: CEO Appointment Letter
Dear Nimrod:
Harmonic Video Networks Ltd. (the “Company”) is pleased to extend to you continued employment with the Company, as the President and Chief Executive Officer (“CEO”) of Harmonic Inc. (“Harmonic”) effective as of June 11, 2024 (the “Effective Date”). Harmonic and its subsidiaries are referred to herein as the “Company Group.” Except as set forth herein, all the terms and conditions in your employment agreement dated December 7, 2012 (“Employment Agreement”) shall continue.
1.General. As CEO, you will report to Harmonic’s Board of Directors (the “Board”) and will perform the duties and responsibilities customary for such position and such other related duties as are reasonably assigned by the Board.
2.Board Membership. You will be nominated for election to the Board at the annual meeting of Harmonic’s stockholders to be held on the Effective Date. During the term of your employment while you are serving as CEO, at each annual meeting of Harmonic’s stockholders at which your term as a member of the Board otherwise would expire, Harmonic will nominate you to serve as a member of the Board. Your service as a member of the Board will be subject to any required stockholder approval. Upon termination of your employment with the Company for any reason, unless otherwise requested by the Board, you will be deemed to have resigned from the Board (and all other positions held at the Company Group and its affiliates) voluntarily, without any further required action by you, as of the end of your employment with the Company and, at the Board’s request, you will execute any documents reasonably necessary to reflect your resignation(s).
3.Base Salary. As of the Effective Date, your base monthly salary will be increased to US$50,000, which will be payable to you in Israeli Shekels. Considering your role is considered a position of trust, you will not be entitled to any additional overtime payment, and accordingly Section 3.3 of your Employment Agreement shall be terminated. Your salary will be payable, less any applicable withholdings, in accordance with the Company’s normal payroll practices. Your salary will be subject to review and adjustment from time to time by our Board or its Compensation Committee (the “Committee”) as applicable, in its sole discretion.

4.Annual Bonus. As of the Effective Date, you will continue to be eligible for an annual cash bonus for Harmonic’s 2024 fiscal year, subject to the following. For the portion of Harmonic’s 2024 fiscal year on and following the Effective Date, your target annual cash bonus opportunity amount (“CEO Target Bonus Opportunity”) will equal one hundred percent (100%) of your annual base salary, prorated to reflect the period during the fiscal year that you serve as CEO. Effective as of the Effective Date, you will participate in Harmonic’s Corporate Bonus Plan with respect to such CEO Target Bonus Opportunity.
You will continue to be eligible to participate in Harmonic’s Broadband Bonus Plan, provided that your target annual cash bonus opportunity amount under such plan will be based on your current target annual cash bonus opportunity (equal to sixty percent (60%) of your current annual base salary), prorated to reflect the period during the fiscal year that you are employed with the Company prior to the Effective Date.
Any annual bonus will be subject to performance and other criteria established by the Board or the Committee, as applicable, in its sole discretion. Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by our Board or the Committee, as applicable, in its sole discretion, and no amount of any annual bonus is guaranteed. In addition, the Board or the Committee, as applicable and in its sole discretion, may approve that the Company Group grant additional discretionary bonus amounts to you.
It is agreed that any bonus paid shall not be considered part of your salary for the purpose of calculating any social benefits.
5.Equity Awards. You will be eligible to receive equity awards pursuant to such plans or arrangements as Harmonic may have in effect from time to time. The Board or Committee, as applicable, will determine in its sole discretion whether you will be granted any such equity awards and their terms, in accordance with the applicable Harmonic plan or other arrangement that may be in effect from time to time.
In connection with your appointment as CEO, subject to the approval of the Board or Committee, in its sole discretion, Harmonic will grant you equity awards (the “Awards”) under Harmonic’s 1995 Stock Plan (the “Plan”) with an aggregate value (“Value”) equal to $5,500,000. It will be recommended that such Awards be granted in the form of restricted stock within the meaning of the Plan (“RSUs”) that are time-based as to fifty percent (50%) of the aggregate Value and in the form of performance-based RSUs (“PSUs”) with a target Value (i.e., assuming target performance achievement) equal to fifty percent (50%) of the aggregate Value.
The number of shares of Harmonic common stock (“Shares”) that will be subject to each Award (and in the case of the PSUs, at target) will be determined by dividing the applicable Value by the average of the closing prices of a Share over the thirty (30) consecutive trading days immediately preceding the grant date of such Award.

The time-based RSUs will be scheduled to vest as to one-third (1/3rd) of the underlying Shares on the first Quarterly Vesting Date occurring on or after the one-year anniversary of the Effective Date and as to one-twelfth (1/12th) of the underlying Shares on each Quarterly Vesting Date thereafter for the next two (2) years, in each case subject to your continued service through the applicable vesting date. For purposes of such RSUs, “Quarterly Vesting Date” means the 15th day of February, May, August, and November of a given year.
The PSUs will be subject to vesting requirements consisting of continued service as well as achievement of specified performance criteria to be determined by the Board or Committee, in its sole discretion. It is expected that such vesting criteria will be based on achievement of specified levels of Harmonic total stockholder return measured over a three (3) year performance period from the date of grant of the award, as well as continued service through the certification following the performance period of any such achievement, all as determined by the Board or Committee, as applicable and in its sole discretion. Any such Awards will be subject to the terms and conditions of the Plan and applicable award agreements thereunder.
Harmonic previously granted to you certain equity awards covering Shares under the Plan that currently remain outstanding. For purposes of clarity, during your continued employment as CEO, you will remain eligible to vest in such equity awards in accordance with, and such awards will remain subject to, the terms of the Plan and the applicable award agreements thereunder.
6.Severance. You previously entered into a Change of Control Severance Agreement with Harmonic on April 11, 2008, as amended September 25, 2017 and March 20, 2018 (the “Current Severance Agreement”). By signing this letter agreement, you confirm and agree that the changes to your employment as described in this letter agreement and any related change in duties, responsibilities, authority and reporting relationship do not and will not contribute to or constitute grounds for your resignation pursuant to an “Involuntary Termination” within the meaning of the Severance Agreement. In addition, you will be eligible to enter into the Change of Control Severance Agreement with Harmonic in substantially the form attached hereto as Exhibit A (the “CEO Severance Agreement”), which will replace and supersede your Current Severance Agreement, upon effectiveness of the CEO Severance Agreement as of the Effective Date. Any payment due to you under your Employment Agreement will reduce the payment due under the CEO Severance Agreement.
7.Employee Benefits. You will continue to be eligible to participate in the applicable benefit plans and programs established by the Company Group for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. The Company Group will reimburse you for reasonable travel or other expenses incurred by you in the furtherance of or in connection with the performance of your duties under this letter agreement, pursuant to the terms of the applicable expense reimbursement policy of the Company Group as may be in effect from time to time. The Company Group reserves the right to modify, amend, suspend or terminate the benefit plans, programs, and arrangements it offers to its employees at any time.

8.Confidentiality Agreement. As an employee of the Company, you will continue to have access to certain confidential information of the Company Group and, during the course of your employment, you may develop certain information or inventions that will be the property of the Company Group. To protect the interests of the Company Group, your acceptance of this letter agreement confirms that the terms of the Proprietary Information and Inventions Agreement between you and the Company, as may be amended or amended and restated from time to time (the “Confidentiality Agreement”) still apply.
9.Taxes. The provisions of this Section 9 will apply if you are or become subject to U.S. income taxation. The Company Group (or its affiliate, as applicable) will have the right and authority to deduct from any payments or benefits under this letter agreement all applicable federal, state, and local taxes or other required withholdings and payroll deductions. The payments and benefits under this letter agreement are intended to be exempt from, or otherwise to comply with, Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and any regulations and other formal guidance promulgated thereunder (“Section 409A”) so that none of the payments and benefits under this letter agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms herein will be interpreted to be exempt or to so comply. In no event will the Company Group or any parent or other affiliate of the Company Group have any responsibility, liability or obligation to reimburse or indemnify you or hold you harmless for any taxes imposed, or other costs incurred, as a result of Section 409A.
10.Additional Employment Provisions. During the term of your employment with the Company, you agree to perform your duties faithfully and to the best of your abilities and will devote your full business efforts and time to rendering services to the Company Group hereunder. You agree that in the rendering of all services to the Company Group and in all aspects of employment with the Company, you will comply in all material respects with all lawful directives, policies, rules, standards and regulations from time to time established by the Company Group.
This letter agreement, together with the Employment Agreement, Confidentiality Agreement, the CEO Severance Agreement, and the Plan and award agreements thereunder pursuant to which you were granted your outstanding equity awards, constitute the entire agreement between you and the Company Group regarding the material terms and conditions of your employment with the Company (including without limitation your position as CEO), and they supersede and replace all prior negotiations, representations or agreements between you and the Company Group, including without limitation the Current Severance Agreement. This letter agreement will be governed by the laws of the State of Israel or other applicable jurisdiction in which you reside, without regard to conflicts of law provisions. This letter agreement may be modified only by a written agreement signed by a duly authorized officer(s) of the Company and Harmonic (other than yourself) and you.

[Signature page follows]

To confirm the terms and conditions of your employment described herein, please sign and date in the spaces indicated and return this letter agreement to me.

Sincerely,
HARMONIC VIDEO NETWORKS LTD.

By:
Patrick Gallagher
Board Chair, Harmonic Inc.
HARMONIC INC.

By:
Patrick Gallagher
Board Chair
Agreed to and accepted:

Nimrod Ben-Natan
Dated:

[Signature page to CEO Appointment Letter]

Exhibit A
CEO Change of Control Severance Agreement